Exhibit 21.0

LIST OF SUBSIDIARIES

Supertel Hospitality, Inc. owns, directly or indirectly, 100% of the voting securities, partnership interests or limited liability company interests of the entities listed below (unless otherwise indicated).

Subsidiary	Jurisdiction of Incorporation
Supertel Hospitality REIT Trust	Maryland
E&P REIT Trust	Maryland
TRS Leasing, Inc.	Virginia
Supertel Hospitality Management, Inc.	Maryland
Supertel Limited Partnership (SLP) (99%)	Virginia
E&P Financing Limited Partnership	Maryland
Solomons GP, LLC (SGLLC) (100% owned by SLP)	Delaware
Solomons Beacon Inn Limited Partnership (1%; 99% owned by SGLLC)	Maryland
TRS Subsidiary, LLC	Delaware
SPPR Holdings, Inc.	Delaware
SPPR-BMI Holdings, Inc.	Delaware
SPPR – Hotels, LLC (1%; 99% owned by SLP)	Delaware
SPPR – South Bend, LLC (100% owned by SLP)	Delaware
SPPR-BMI, LLC (1%; 99% owned by SLP)	Delaware
SPPR TRS Subsidiary, LLC	Delaware
SPPR-BMI TRS Subsidiary, LLC	Delaware
SPPR-Dowell Holdings, Inc.	Delaware
SPPR-Dowell, LLC	Delaware
SPPR-Dowell TRS Subsidiary, LLC	Delaware
BMI Alexandria Holdings, Inc.	Delaware
BMI Alexandria, LLC	Delaware
BMI Alexandria TRS Subsidiary, LLC	Delaware